EXHIBIT 99.01

ImClone Systems Incorporated (ticker: IMCL, exchange: NASDAQ) News Release - 5/31/03

Study Findings Suggest ERBITUX(TM) (Cetuximab) Activity in Patients With Advanced Non-Small Cell Lung Cancer

Abstracts 2581, 2582, 2587 and 2592

CHICAGO, May 31 /PRNewswire-FirstCall/ -- The investigational IgG1 monoclonal antibody ERBITUX(TM) (cetuximab), in combination with multiple standard chemotherapy agents, may have potential in treating patients with advanced non-small cell lung cancer (NSCLC), according to results from four studies presented today at the American Society of Clinical Oncology (ASCO) Annual Meeting.

"These early findings are promising and suggest that cetuximab combined with chemotherapy may add benefit compared to chemotherapy alone," said Paul A. Bunn Jr., M.D., Grohne/Stapp Endowed Professor of Oncology, Professor of Medicine and Director of the University of Colorado Cancer Center, Denver, Colo. "Further studies will evaluate the efficacy of cetuximab in these patients."

Investigators who conducted the four studies presented the following results regarding cetuximab activity in patients with advanced NSCLC:

*	In the randomized, Phase II, Merck KGaA-sponsored Lung Cancer Cetuximab Study (LUCAS), the addition of cetuximab to cisplatin and vinorelbine increased tumor response rates (53.3 percent vs. 32.3 percent) in 61 patients with chemotherapy-naive NSCLC evaluable for response.
*	Findings from a Phase IB/IIA study combining cetuximab with gemcitabine and carboplatin in 35 patients demonstrated responses to treatment including 10 patients (28.6 percent) with a partial response (PR) and 21 patients (60.0 percent) with stable disease (SD). Disease control, defined as complete response (CR) plus PR plus SD, was achieved in 88.6 percent of patients. Severe hematologic toxicities included thrombocytopenia, leukopenia and anemia.
*	Findings from a Phase I/II study of cetuximab combined with paclitaxel and carboplatin in 31 previously untreated patients demonstrated a PR in nine patients (29.0 percent) and SD in 11 patients (35.5 percent). Disease control was achieved in 20 patients (64.5 percent). The median overall survival was 472 days.
*	A Phase II study of cetuximab in combination with docetaxel evaluated 47 patients who were chemotherapy-refractory/resistant. Responses that were reported included one patient with CR (1.9 percent), 11 patients with PR (20.4 percent) and 18 patients with SD (33.3 percent). Disease control was achieved in 55.6 percent of patients. Four patients discontinued the study due to an allergic reaction.

The most frequent non-hematologic toxicities reported in all four studies included acne-like rash, infection and fatigue.

According to the American Cancer Society, more than 169,000 Americans will be diagnosed with lung cancer this year. Approximately 155,000 Americans die from lung cancer annually. Lung cancer is the leading cause of cancer deaths.

About ERBITUX (cetuximab)

Cetuximab is an investigational IgG1 monoclonal antibody designed to target and block the Epidermal Growth Factor Receptor (EGFR), which is expressed on the surface of certain cancer cells in multiple tumor types. Cetuximab is designed to bind to EGFR and prevent natural ligands called growth factors from binding to the receptor and inducing phosphorylation, i.e., activation of signaling to the tumor. The most common drug-related adverse events reported in clinical trials of cetuximab have been an acne-like rash and asthenia. Severe allergic reactions may occur in a small percentage of patients. Additional information about cetuximab can be found at www.cetuximab.com.

About ImClone Systems Incorporated

ImClone Systems Incorporated (Nasdaq: IMCLE) is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with cancer. The Company's three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems is headquartered in New York City with additional administration, manufacturing and laboratory facilities in Somerville, New Jersey and Brooklyn, New York.

The matters discussed in this news release may include forward-looking statements which involve potential risks and uncertainties. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre-clinical and clinical trials of the Company's compounds that demonstrate such compounds' safety and effectiveness; obtaining additional financing to support the Company's operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the Company's business; obtaining the raw materials necessary in the development of such compounds; consummating and maintaining collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the Company's products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; legal costs and the outcome of outstanding legal proceedings and investigations; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Bristol-Myers Squibb

Bristol-Myers Squibb Company (NYSE: BMY) is dedicated to the discovery, development and exhaustive exploration of innovative cancer fighting therapies that extend and enhance the lives of patients living with cancer. More than 40 years ago, Bristol-Myers Squibb built a unified vision for the future of cancer treatment. With expertise, dedication and resolve, that vision led to the development of a diverse global portfolio of anti-cancer therapies that are today's cornerstone of care. Today, thousands of scientists at Bristol-Myers Squibb's Pharmaceutical Research Institute are studying ways to improve current treatments and identify better, more effective medicines for the future.

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, governmental regulations and legislation, patent positions and litigation. There can be no guarantee that the clinical trials described in this release will be successful. Accordingly, there can be no guarantee that ERBITUX will receive regulatory approval or, if approved, will prove to be commercially successful. For further details and a discussion of these risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 2002 annual report on Form 10-K. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

SOURCE Bristol-Myers Squibb; ImClone Systems Incorporated
                         -0-                                         05/31/2003
                         /CONTACT: Tracy Furey, Corporate Affairs, On-site pager, +1-877-361-2590,
Tracy.Furey@bms.com, or Kathy Baum, Corporate Affairs, On-site pager,
+1-877-232-1908, Kathy.Baum@bms.com, or John Elicker, Investor Relations,
+1-212-546-3775, John.Elicker@bms.com, all of Bristol-Myers Squibb; or Andrea
Rabney, Corporate Communications, +1-646-638-5058, Andrea.Rabney@imclone.com, or Jason Farber, Corporate Communications, +1-646-638-5063,
Jason.Farber@imclone.com, both of ImClone Systems Incorporated/
          /Web site: http://www.cetuximab.com /
          (IMCLE BMY)

CO: Bristol-Myers Squibb; ImClone Systems Incorporated
ST: Illinois
IN: MTC HEA BIO
SU: PDT TDS

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0903 05/31/2003 16:16 EDT http://www.prnewswire.com